Exhibit 99.1

HIBERNIA ENERGY III, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021
with Report of Independent Auditors

HIBERNIA ENERGY III, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2022

Building a better working world	Ernst & Young LLP	Tel: +1713750 1500
	5 Houston Center	Fax: +l 713 750 1501
Suite 2400
1401 McKinney Street
Houston, TX 77010

Report of Independent Auditors

To the Board of Directors of Hibernia Energy Ill , LLC

Opinion

We have audited the consolidated financial statements of Hibernia Energy 111, LLC (the Company) , which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, members' equity and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America .

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor 's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America , and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of .financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company 's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate , they would influence the judgment made by a reasonable user based on the financial statements.

A member firm of Ernst & Young Global Limited

Building a better

working world

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly , no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company 's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

April 11, 2023

A member firm of Ernst & Young Global Limited

HIBERNIA ENERGY III, LLC
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021
(In $ thousands)

	December 31,	December 31,
	2022	2021
CURRENT ASSETS:
Cash and cash equivalents	$19,229	$9,527
Accounts receivable	93,491	39,147
Prepaid assets and other	1,462	344
Inventory	792	420
Commodity derivatives, current	10,098	-
Total current assets	125,072	49,438

OIL AND NATURAL GAS PROPERTIES, at cost utilizing the full cost method
Proved properties	923,897	514,275
Unproved properties	29,951	26,070
	953,848	540,345
Less: Accumulated depletion	(137,046)	(52,938)
	816,802	487,407

OTHER PROPERTY AND EQUIPMENT, at cost	61,536	30,814
Less: Accumulated depreciation	(4,092)	(2,213)
	57,444	28,601

OTHER ASSETS
Commodity derivatives, long-term	253	-
Debt issuance costs, net of accumulated amortization	2,158	2,366
Deposits	20	20
Operating right of use asset, net of amortization	5,430	-
	7,861	2,386
TOTAL ASSETS	$1,007,179	$567,832

CURRENT LIABILITIES
Accounts payable	$113,545	$43,295
Oil and gas royalties payable	61,588	39,995
Interest payable	1,043	193
Obligations from commodity derivatives, current	26,558	37,544
Accrued liabilities	22,279	12,588
Related party payable	1,331	-
Current portion of lease liability - operating	3,331	-
Total current liabilities	229,675	133,615

LONG-TERM LIABILITIES
Long-term debt	299,000	62,500
Deferred rent	-	34
Deferred income taxes (franchise)	3,448	445

Obligations from commodity derivatives, long-term	13,292	21,044
Asset retirement obligations	8,888	9,057
Non-current portion of lease liability - operating	2,024	-
Total long-term liabilities	326,652	93,080
Total liabilities	556,327	226,695

MEMBERS' EQUITY
Members' equity	100,314	348,712
Accumulated deficit	(7,575)	(3,653)
Current year net income (loss)	358,113	(3,922)
	450,852	341,137

TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,007,179	$567,832

See accompanying notes to consolidated financial statements.

HIBERNIA ENERGY III, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(In $ thousands)

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2022	2021
REVENUES:
Oil	$509,874	$122,669
Natural gas	58,746	14,409
Natural gas liquids	79,363	26,211
Realized loss on commodity derivatives	(111,712)	(52,216)
Salt water disposal income	-	674
	536,271	111,747

OPERATING EXPENSES:
Lease operating	32,576	9,042
Workover	3,018	2,166
Production, ad valorem and severance tax	38,495	9,705
Revenue deductions	22,980	7,305
Depletion, depreciation and accretion	86,411	26,763
General and administrative costs	7,455	5,670
Equity compensation expense	2,102	-
Total operating expenses	193,037	60,651

INCOME FROM OPERATIONS	343,234	51,096

OTHER EXPENSE:
Interest expense, net	(11,255)	(2,366)
Other income, net	37	72
Provision for income taxes	(3,012)	28
Unrealized gain (loss) on commodity derivatives	29,089	(49,277)
Gain (loss) on sale of assets	20	(3,475)
Total other expense	14,879	(55,018)

NET INCOME (LOSS)	$358,113	$(3,922)

See accompanying notes to consolidated financial statements.

HIBERNIA ENERGY III, LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(In $ thousands)

Balance as of December 31, 2020	$344,946
Non-cash contributions	113
Net loss	(3,922)
Balance as of December 31, 2021	$341,137
Advances on units	(9,883)
Distributions	(238,515)
Net income	358,113
Balance as of December 31, 2022	$450,852

See accompanying notes to consolidated financial statements.

HIBERNIA ENERGY III, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(In $ thousands)

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2022	2021
OPERATING ACTIVITIES:
Net income (loss)	$358,113	$(3,922)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depletion, depreciation and accretion	86,411	26,763
Amortization of capitalized debt issuance costs	1,340	444
Deferred tax expense	3,003	-
Deferred rent expense	-	(59)
Non-cash lease expense	2,813	-
(Gain) loss on sale of assets	(20)	3,475
Change in commodity derivatives	(29,090)	49,277
Excess value of options and primary unit FV Equity based compensation	112	-
Non-cash contributions	-	113
Changes in operating assets and liabilities:
Accounts Receivable	(54,344)	(27,917)
Prepaid expenses and other assets	(2,622)	(2,429)
Accounts payable & accrued liabilities	52,131	46,144
Change in lease liability - operating	(2,922)	-
Net cash provided by operating activities	414,925	91,889

INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(362,588)	(111,281)
Acquisitions of oil and natural gas properties from third parties	(21,820)	(25,481)
Proceeds from sale of oil and natural gas properties	20,011	2,576
Purchases of other property and equipment	(28,850)	(14,526)
Proceeds from sales of other property and equipment	34	42,313
Net cash used in investing activities	(393,213)	(106,399)

FINANCING ACTIVITIES:
Borrowings from long-term debt	450,500	100,500
Repayment of borrowings of long-term debt	(214,000)	(80,000)
Advances on units	(9,995)	-
Return of capital to members	(238,515)	-
Net cash (used in) provided by financing activities	(12,010)	20,500

Increase in cash	9,702	5,990
Cash, beginning of period	9,527	3,537
Cash, end of period	$19,229	$9,527

Supplemental cash flow information:
Cash paid for interest	$6,180	$1,237
Cash paid for income taxes (franchise)	-	-

See accompanying notes to consolidated financial statements.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(1)	Formation and Operations of the Company

Hibernia Energy III, LLC, a Delaware limited liability company, and its subsidiaries (collectively, the Company or Hibernia) was formed on July 28, 2017 for the purpose of engaging in the acquisition, development, and operation of oil and gas properties in the United States of America. The Company is a consolidated affiliate of Natural Gas Partners (NGP) and was initially capitalized by $250 million of equity commitments from NGP through NGP Natural Resources XII, L.P. In addition to the commitment from NGP, Hibernia management and members (collectively, the Members) made equity commitments in excess of $21 million, to be contributed as needed to fund oil and gas property acquisitions and other working capital needs. As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution. The LLC agreement terminates on August 8, 2024 unless the Board agrees to extend operations.

(2)	Summary of Significant Accounting Polices

(a)	Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of Hibernia Energy III, LLC and its subsidiaries, Hibernia Resources III, LLC, Hibernia Management III, LLC, Cloverride Royalty, LLC and Celtic Disposal, LLC. All intercompany transactions and balances have been eliminated upon consolidation. Undivided interests in oil and natural gas exploration and production joint ventures have been consolidated on a proportionate basis.

(b)	Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases, as a new Topic, ASC Topic 842. The new lease standard requires entities to recognize right-of-use assets and lease liabilities on its balance sheets and disclose key information about leasing arrangements. This standard offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable users of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. The standard is effective for annual reporting periods beginning after December 15, 2021.

The Company elected the package of practical expedients permitted under the transition guidance, allowing the Company to carry forward conclusions related to: (a) whether expired or existing contracts contain leases; (b) lease classification; and (c) initial direct costs for existing leases. The Company has elected not to record operating lease right-of-use assets or lease liabilities associated with leases with durations of 12 months or less. The Company elected the practical expedient allowing aggregation of non-lease components with related lease components when evaluating the accounting treatment for all classes of underlying assets.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

The Company adopted this standard effective January 1, 2022 using the modified retrospective approach. In transitioning to ASC 842, the Company elected to use the practical expedient package available at the time of implementation and did not elect to use hindsight in determining lease term and assessing impairment of entity’s right-of-use assets. These elections have been applied consistently to all leases existing at, or entered into after, January 1, 2022 (the beginning of the period of adoption). As a result of the adoption of the new lease accounting guidance, we recognized on January 1, 2022, a right-of-use asset of $2,247 thousand and a lease liability of $2,246 thousand. Lease disclosures for the year ended December 31, 2021 are made under prior lease guidance in FASB ASC 840.

In June 2016, the Financial Accounting Standards Board issued ASU 2016-13, "Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," ("ASU 2016-13") which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. It requires a cumulative effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. We adopted ASU 2016-13 on January 1, 2023 and the adoption of ASU 2016-13 did not have a material impact on our consolidated financial statements.

(c)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Estimated quantities of crude oil, natural gas liquid (NGL) and natural gas reserves are the most significant of the Company’s estimates. Reservoir engineering is a subjective process that includes numerous uncertainties inherent in estimating quantities of underground proved crude oil, NGL and natural gas reserves. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserves estimates may be different from the quantities ultimately recovered.

Other items subject to estimates and assumptions include the carrying amount of oil & gas properties subject to the full cost “ceiling test,” and depreciation, depletion, and amortization, future plugging and abandonment costs, mark-to-market valuation of commodity derivatives, and values of assets acquired and liabilities assumed in acquisitions. While the Company believes current estimates are reasonable and appropriate, actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions in the United States of America, which from time to time, may exceed federally insured amounts. The Company has not experienced any losses in such accounts. None of the Company’s cash is restricted.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(e)	Accounts Receivable

Accounts receivable consists primarily of accrued revenues for oil and gas sales and joint owner billings. Receivables related to revenue from contracts with customers are $66,568 thousand and $31,843 thousand at December 31, 2022 and 2021, respectively. Receivables from joint owner billings are $26,857 thousand and $7,313 thousand at December 31, 2022 and 2021, respectively. An allowance for doubtful accounts is determined based on a review of the Company’s receivables. Receivables are charged off when collection efforts have failed and the account is deemed uncollectible. As of December 31, 2022 and 2021, the Company believes all accounts receivable are collectible and no allowance is required.

(f)	Oil and Gas Properties

The Company accounts for its investment in oil and gas producing activities using the full cost method of accounting. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leaseholds, dry holes and leasehold equipment, are capitalized. Internal costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and that are not related to production, general corporate overhead or similar activities, are also capitalized. Interest costs incurred and attributable to unproved oil and gas properties under current evaluation are also capitalized. All costs related to production activities are charged to expense as incurred.

The capitalized costs of oil and gas properties plus estimated future development costs (based on current costs) to be incurred in developing proved reserves, net of estimated salvage values and accumulated depreciation, depletion, and amortization (DD&A) are amortized on a unit of production method over the estimated productive life of the proved reserves. DD&A expense related to oil and gas properties for the year ended December 31, 2022 and 2021 was $84,108 thousand and $24,318 thousand, respectively.

Certain oil and gas property costs can represent investments in unproved properties and are excluded from capitalized costs being depleted. These costs can include nonproducing leasehold, geological, and geophysical costs associated with unproved leasehold acreage and exploration drilling costs. These costs are excluded until projects are evaluated and either proved reserves are established or management determines these costs have been impaired. As of December 31, 2022 and 2021, there was $29,951 thousand and $26,070 thousand, respectively classified as unproved in the Company’s portfolio of oil and gas properties, respectively.

Under the full cost method of accounting, capitalized costs of oil and gas properties, net of accumulated DD&A and deferred income taxes, may not exceed the full cost “ceiling.” The ceiling is based on the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10% per annum, net of related tax effects. Estimated future net revenue excludes future cash outflows associated with settling asset retirement obligations included in the net book value of oil and gas properties. Estimated future net cash flows are calculated using end-of-period costs and an unweighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months. Prices are held constant indefinitely and are not changed except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts. Any excess of the net book value, less related deferred taxes, over the ceiling is written off as an impairment. An impairment recorded in one period may not be reversed in a subsequent period even though commodity prices may have increased the ceiling applicable to the subsequent period. For the periods ended December 31, 2022 and 2021, the full cost ceiling was greater than the capitalized costs of oil and gas properties, net of accumulated DD&A and deferred income taxes. As such, no impairments were recorded.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

Proceeds from the sale of proved oil and gas properties are recognized as a reduction of oil and gas property costs with no gain or loss recognized, unless the sale significantly alters the relationship between capitalized costs and proved reserves of oil and gas. Proceeds from the sale of unproved oil and gas properties are recognized as a reduction of oil and gas property costs with no gain or loss recognized, unless the consideration received is greater than the unproved oil and gas property balance. For the years ended December 31, 2022 and 2021, the Company did not have any sales of oil and gas properties that significantly altered such relationship or that were greater than the unproved property balance.

The Company recognizes liabilities for retirement obligations associated with tangible long-lived assets, such as producing well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the consolidated balance sheets. When the assumptions used to estimate a recorded asset retirement obligation change, a revision is recorded to both the asset retirement obligation and the asset retirement cost.

(g)	Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month historical average first of month price with no provision for price and cost escalations in future years except by contractual arrangements.

(h)	Business Combinations and Asset Acquisitions

The Company accounts for acquisitions of businesses from third parties using the acquisition method. Under the acquisition method the fair value of purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. When sufficient market data is not available, the Company determines the fair values of proved and unproved properties acquired by preparing internal estimates of cash flows from the production of crude oil, natural gas and NGL reserves with the assistance of reserve engineers. The Company estimates future prices, operating and development costs to apply to the estimated reserves quantities acquired to arrive at an estimate of future net undiscounted cash flows. Future net undiscounted cash flows are discounted to fair value using a market-based weighted average cost of capital rate determined appropriate at the time of the business combination. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that management believes will impact realizable prices. To compensate for the inherent risk of estimating and valuing unproved reserves, discounted future net cash flows of probable and possible reserves are reduced by additional risk-weighting factors. The inputs used by management for the fair value measurements of these acquired oil and gas properties include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3 for these types of assets.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

For acquisitions of assets from third parties, the Company records the purchase price at cost and allocates such amounts to the identifiable assets and liabilities on a relative fair value basis. Fair values used in the relative fair value allocation are estimated in a similar manner as used in business combinations noted above. The Company accounts for acquisitions of businesses and acquisitions of assets from NGP and affiliates controlled by NGP as transactions between entities under common control, whereby the assets and liabilities acquired are recorded at NGP’s carrying value with differences between the fair value paid and the net assets acquired to be reflected in Members’ Equity. Historical financial results are recast for all periods presented in common control transactions involving the acquisition (or disposal) of a business. Common control transactions not involving the acquisition (or disposal) of a business do not require recasting of historical financial results. For the years ended December 31, 2022 and 2021, there were no such common control transactions.

(i)	Other Property and Equipment

Other property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which generally range between 3 to 30 years as shown in the table below. Expenditures for the maintenance and repair of these assets are expensed as incurred. Expenditures that significantly improve or extend the useful life of these assets are capitalized and depreciated. DD&A expense related to other property and equipment for the year ended December 31, 2022 and 2021 was $1,911 thousand and $2,122 thousand, respectively.

Asset Category	Useful Life
Office Furniture & Fixtures	7
Computer Software	5
Computer Hardware	5
Office Equipment	5
Vehicles	5
Leasehold Improvements	6
Field Equipment	3
Building	30
Facility Costs	20
Salt Water Disposal Facilities	20

The carrying value of the other property and equipment is periodically evaluated under the provisions of GAAP. GAAP requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value. No impairment was recorded for the years ended December 31, 2022 and 2021.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(j)	Revenue Recognition

Oil, natural gas and natural gas liquids revenues are recognized upon the transfer of control of the products to a purchaser. Transfer of control typically occurs when the products are delivered to the purchaser, title or risk of loss has transferred and collectability of the revenue is reasonably assured. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration the Company expects to receive in exchange for those products. The Company’s oil production is primarily sold under market-sensitive contracts that are typically priced at a differential to a market index price or at purchaser posted prices for the producing area. For oil contracts, the Company generally records sales based on the net amount received. The Company’s natural gas production is primarily sold under market- sensitive contracts that are typically priced at a differential to the published natural gas index price for the producing area due to the natural gas quality and the proximity to major consuming markets. For natural gas contracts, the Company generally records wet gas sales at the wellhead or inlet of the gas processing plant as revenues net of transportation, gathering and processing expenses if the processor is the customer and there is no redelivery of commodities to the Company at the tailgate of the plant. Conversely, the Company generally records residual natural gas and NGL sales at the tailgate of the plant on a gross basis along with the associated transportation, gathering and processing expenses if the processor is a service provider and there is redelivery of commodities to the Company at the tailgate of the plant. The Company recognizes salt water disposal revenue when control transfers from the producer at the facility and is recorded based on the agreed upon contract price. All facts and circumstances of an arrangement are considered and judgment is often required in making this determination.

Revenue

Revenue from contracts with customers includes the sale of oil, natural gas and natural gas liquids production and gathering and transportation revenues recorded in oil, natural gas and natural gas liquids in the consolidated statements of operations.

Oil, gas, and NGL sales and salt water disposal revenue totaled $509,874 thousand, $58,746 thousand, $79,363 thousand, and $0 respectively, representing total revenue from contracts with customers presented on the consolidated statement of operations of $647,983 thousand for the year ended December 31, 2022. Oil, gas, and NGL sales and salt water disposal revenue totaled $122,669 thousand, $14,409 thousand, $26,211 thousand, and $674 thousand respectively, representing total revenue from contracts with customers presented on the consolidated statement of operations of $163,963 thousand for the year ended December 31, 2021.

Performance obligations and contract balances

Customers are invoiced once the Company’s performance obligations have been satisfied. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days. There are no significant judgments that significantly affect the amount or timing of revenue from contracts with customers. Accordingly, the Company’s product sales contracts do not give rise to material contract assets or contract liabilities. Accounts receivable from the sales of oil, gas and natural gas liquids are primarily from exploration and production companies that own interests in properties operated by the Company. The Company routinely assesses the financial strength of its customers and bad debts are recorded based on an account by account review specifically identifying receivables that the Company believes may be uncollectible after all means of collection have been exhausted, and the potential recovery is considered remote. As of December 31, 2022 and 2021, the Company did not have any reserves for doubtful accounts.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

The Company applies the optional exemptions in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to wholly unsatisfied performance obligations.

(k)	Income Taxes

The Company is a pass-through entity for U.S. tax purposes. Under the existing provisions of the Internal Revenue Code, a pass-through entity is exempt from U.S. federal income tax. The income or loss of a pass-through entity is passed through to the owners who include their share of the Company’s separately stated items of income, deduction, loss, and credit and their share of non-separately stated income or loss. Accordingly, no provision for U.S. federal income tax has been provided for the accompanying consolidated financial statements since the owners report their share of the Company’s taxable income or loss in their income tax return. Provisions for state taxes are based on the gross profit margin of the Company.

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the financial statements. The tax position is measured as the largest amount of expense that is greater than 50 percent likely to be realized upon settlement. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the consolidated financial statements at December 31, 2022.

The Company is subject to Texas Franchise Tax. A provision for Texas Franchise Tax is recognized as income taxes in the consolidated financial statements based on taxes payable or refundable for the current year. Deferred income taxes are recorded under the asset and liability method whereby deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying value of deferred tax assets when it is more likely than not that a portion or all deferred tax assets will expire before realization of the benefit or future deductibility is not probable.

For the year ended December 31, 2022 and 2021, total income tax expense was $3,012 thousand and ($35) thousand, respectively. As of December 31, 2022 and 2021, the Company’s deferred tax liabilities of $3,448 thousand and $445 thousand, respectively, consisted of differences between the financial statement and income tax basis of oil and gas properties that will be taxable in the future.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

Tax returns related to the years ended December 31, 2017, 2018, 2019, 2020, and 2021 remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Company did not incur any penalties or interest related to tax returns during the years ended December 31, 2022 and 2021.

(l)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of December 31, 2022, the Company does not require collateral from its purchasers against their receivables and did not experience any material credit losses or write offs of receivables and an allowance for doubtful accounts was not deemed necessary.

During 2022, the Company had four customers that accounted for 84.0% of revenue. Accounts receivable from these customers, totaled approximately $48,531 thousand at December 31, 2022. During 2021, the Company had three customers that accounted for 91.9% of revenue. Accounts receivable from these customers, totaled approximately $29,251 thousand at December 31, 2021.

(m)	Fair value of Financial instruments

In accordance with the reporting requirements of ASC Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments using valuation techniques that maximize the use of observable inputs and minimize the unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 Inputs: Quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

●	Level 2 Inputs: Observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

●	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date. The Company develops unobservable inputs using the best information available in the circumstance, which might include the Company’s own data.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

The estimated fair value of cash and cash equivalents, prepaid expenses, accounts receivable, and accounts payable approximate the carrying amounts due to the relatively short maturity of these instruments. The fair value of the Company’s debt obligations is considered to approximate carrying value due to its variable interest rates. None of these instruments are held for trading purposes.

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Commodity derivatives, current	$-	$10,097,935	$-	$10,097,935
Commodity derivatives, long-term	-	252,758	-	252,758
Total	$-	$10,350,693	$-	$10,350,693

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities
Obligations from commodity derivatives, current	$-	$26,558,471	$-	$26,558,471
Obligations from commodity derivatives, long-term	-	13,291,951	-	13,291,951
Total	$-	$39,850,422	$-	$39,850,422

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Obligations from commodity derivatives, current	$-	$37,544,303	$-	$37,544,303
Obligations from commodity derivatives, long-term	-	21,044,486	-	21,044,486
Total	$-	$58,588,789	$-	$58,588,789

Commodity Derivative Instruments

The Company accounts for derivative contracts in accordance with ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments. Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of ASC Topic 815. As such, all derivative contracts are carried at their fair value on the balance sheet and are marked to market at the end of each period with a related adjustment to earnings.

The Company’s consolidated statements of cash flows includes the unrealized gain and loss on commodity derivative instruments, which represented the difference between the total gain and loss on commodity derivative instruments and the cash received or paid on settlements of commodity derivative instruments during the reporting period.

Fair values of the Company’s commodity derivative instruments are based on third-party pricing models which utilize inputs that are either readily available in the public market, such as forward curves, or can be corroborated from active markets of broker quotes. Future prices generally have observable inputs and are classified as Level 2 under the fair value hierarchy defined in ASC Topic 820. As of December 31, 2022 and 2021, the Company believes that substantially all the inputs required to calculate the fair value of oil, natural gas, and natural gas liquids futures prices are observable in the marketplace throughout the term of these derivative instruments or supported by observable levels at which transactions are executed in the marketplace, and are, therefore, classified as Level 2. Significant changes in the quoted forward prices for commodities and changes in market volatility generally lead to corresponding changes in the fair value measurement of the Company’s commodity derivative instruments.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

Derivative instruments are recorded on the balance sheet at fair value. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the balance sheet against derivative assets and derivative liabilities, respectively. Results of the counterparty netting as of December 31, 2022 and 2021 are show in the tables below:

	December 31, 2022
	Gross	Netting	Net
Assets:
Commodity derivatives, current	$28,367,332	$(18,269,396)	$10,097,936
Commodity derivatives, long- term	$837,071	$(584,314)	$252,758
Liabilities:
Obligations from commodity derivatives, current	$44,827,867	$(18,269,396)	$26,558,471
Obligations from commodity derivatives, long- term	$13,876,265	$(584,314)	$13,291,951

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

	December 31, 2021
	Gross	Netting	Net
Assets:
Commodity derivatives, current	$2,092,978	$(2,092,978)	$-
Commodity derivatives, long- term	$1,905,860	$(1,905,860)	$-
Liabilities:
Obligations from commodity derivatives, current	$39,637,281	$(2,092,978)	$37,544,303
Obligations from commodity derivatives, long- term	$22,950,346	$(1,905,860)	$21,044,486

At December 31, 2022, the Company had the following open commodity contracts:

	Oil Fixed Price Swap Contracts
Year	Average Commodity Price	Total Barrels Under Contract
2023	$62.55	4,497,494
2024	$56.00	835,968
2025	$57.70	27,060

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

	Oil Basis Swap Contracts
Year	Average Basis Variance Pricing	Total Barrels Under Contract
2023	$.39	3,336,973
2024	$.26	811,702
2025	$.25	27,060

	Oil Rolling Swap Contracts
Year	Average Basis Variance Pricing	Total Barrels Under Contract
2023	$1.07	1,813,827
2024	$.58	98,800

	Natural Gas Fixed Price Swap Contracts
Year	Average Commodity Price	Total Mcfs Under Contract
2023	$5.63	1,626,510
2024	$5.64	315,250

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

	Natural Gas Basis Swap Contracts
Year	Average Basis Variance Pricing	Total Mcfs Under Contract
2023	$.82	3,901,328
2024	$.54	385,090

	Natural Gas Option Contracts
Year	Average Floor Price	Average Ceiling Price	Total Mcfs Under Contract
2023	$2.86	$3.95	4,676,341
2024	$3.07	$4.22	229,430

	Natural Gas Liquids Fixed Price Swap Contracts
Year	Average Commodity Price	Total Gallons Under Contract
2023	$1.10	16,568,160
2024	$.92	2,748,060

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

As part of a divestiture during the year ended December 31, 2020, the Company agreed to contingent consideration arrangements, where they will receive certain amounts if commodity prices are greater than specified thresholds. The fair values of the contingent consideration arrangements were determined by a third-party valuation specialist including significant inputs such as forward oil prices curves and volatility factors. These inputs are substantially observable in active markets throughout the full term of the contingent consideration arrangements or can be derived from observable data and are therefore designated as Level 2 within the valuation hierarchy. In 2021, the contingent considerations arrangements were realized in the amount of $400 thousand.

(3)	Oil and Gas Properties – Full Cost Method

Oil and gas properties consist of the following, in thousands:

	2022	2021
Proved properties	$923,897	$514,275
Unproved properties	29,951	26,070
	953,848	540,345
Less accumulated depletion	(137,046)	(52,938)
	$816,802	$487,407

(4)	Asset Retirement Obligations

The value of asset retirement obligations is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant assumptions to the valuation include: (i) estimated plugging and abandonment cost per well based on Company experience; (ii) estimated remaining life per well based on the reserve life per well; (iii) future inflation factors; (iv) the Company’s average credit adjusted risk free rate; and (v) applicable regulatory requirements.

Inherent in the value calculation of asset retirement obligations are numerous assumptions and judgments including, in addition to those noted above, the ultimate settlement of these amounts, the ultimate timing of such settlement, and changes in legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing asset retirement obligation liability, a corresponding adjustment will be made to the asset balance.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

Changes in the Company’s asset retirement obligation were as follows, in thousands:

	2022	2021
Asset retirement obligation at beginning of year	$9,057	$6,023
Wells drilled or acquired during the year	1,365	4,474
Adjustment due to change in well lives	-	(1,010)
Accretion of discount	393	323
Sale and plugging of assets	(1,927)	(753)
Asset retirement obligation at end of year	$8,888	$9,057

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(5)	Acquisitions and Divestitures

(a)	Acquisition of Certain Oil & Gas Properties from Arroyo Energy Fund – 2022

On January 25, 2022, March 3, 2022 and September 9, 2022, the Company closed on the acquisition of certain proved leasehold located in Reagan County in Texas from Arroyo Energy Fund, LP and Arroyo Energy Fund II, LP in exchange for cash consideration of $8.55 million. The acquisition was funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transaction was accounted for as an acquisition of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(b)	Acquisition of Certain Oil & Gas Properties from Fox Management LLC – 2022

On May 12, 2022, the Company closed on the acquisition of certain proved leasehold located in Reagan County in Texas from Fox Management LLC in exchange for cash consideration of $5.72 million. The acquisition was funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transaction was accounted for as an acquisition of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(c)	Acquisition of Certain Oil & Gas Properties from Charles R Qualia – 2022

On April 26, 2022, the Company closed on the acquisition of certain proved leasehold located in Reagan County in Texas from Mr. Qualia in exchange for cash consideration of $2.47 million. The acquisition was funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transaction was accounted for as an acquisition of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(d)	Acquisition of Certain Oil & Gas Properties related to the McAlpine/Sharp et al working interest – 2022

In June 2022, the Company closed on the acquisition of certain unproved leasehold located in Reagan County in Texas from four parties for cash consideration totaling $2.82 million. The acquisition was funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transaction was accounted for as an acquisition of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(e)	Other Acquisitions of Oil & Gas Properties – 2022

During 2022, the Company closed on acquisitions and trades of proved and unproved leasehold located in Reagan County in Texas from various parties in exchange for cash consideration of $2.26 million. The acquisitions were funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transactions were accounted for as acquisitions of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(f)	Acquisition of Certain Oil & Gas Properties from Apache – 2021

On July 30, 2021, the Company closed on the acquisition of certain proved and unproved oil & gas properties located in Reagan County in Texas from Apache Corporation and Apache Deepwater LLC (Apache) in exchange for cash consideration of $17.69 million. The acquisition was funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transaction was accounted for as an acquisition of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(g)	Acquisition of Certain Oil & Gas Properties from Marathon – 2021

On August 17 2021, the Company closed on the acquisition of certain proved and unproved leasehold located in Reagan County in Texas from Marathon Oil (West Texas) L.P (Marathon) in exchange for cash consideration of $6.71 million. The acquisition was funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transaction was accounted for as an acquisition of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(h)	Other Acquisitions of Oil & Gas Properties – 2021

During 2021, the Company closed on acquisitions and trades of proved and unproved oil and gas properties located in Reagan County in Texas from various parties in exchange for cash consideration of $.843 million. The acquisitions were funded through a combination of draws on the Company’s revolving credit facility and cashflow from operations.

The transactions were accounted for as acquisitions of assets, with total aggregate consideration paid plus transaction costs paid being allocated to each of the assets acquired and liabilities assumed on a relative fair value basis.

(i)	Divestiture of Oil & Gas Properties – 2022

On July 12, 2022, Hibernia closed a transaction with BCP Resources LLC, in which the Company sold certain proved oil and gas properties located in Reagan County in Texas. Net cash proceeds from the sale totaled $20.01 million.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(j)	Divestiture of Salt Water Disposal Assets – 2021

On May 25, 2021, Hibernia closed a transaction with XRI Holdings, LLC and XRI Disposal Holdings, LLC in which the Company sold its operated SWD assets and entered into long-term (17 year) water disposal and water supply agreements. As a result of this sale, a loss of $3.47 million was recognized in 2021.

(6)	Credit Facility

On May 1, 2018, the Company entered into a Credit Agreement with JPMorgan Chase Bank as administrative agent and issuing bank to other prospective lenders (the Credit Agreement) with an initial borrowing base of $28 million. The Company entered into the fifth amendment to the Credit Agreement on May 24, 2021 and subsequently entered into the sixth amendment on November 24, 2021. These amendments included several commercial changes, extending the maturity to November 24, 2025, added four additional lenders, Canadian Imperial Bank of Commerce (CIBC), Comerica Bank, Amegy Bank and Citibank, NA, and transitioned the benchmark rate from LIBOR to an Adjusted SOFR rate, secured overnight financing rate.

The borrowing base under the Credit Agreement is subject to review every six-months on April 1 and October 1 of each year where it can be increased or decreased based on the projected present value (as determined by petroleum engineers incorporating certain assumptions provided by the lenders) of estimated future net cash flows from proved oil and gas reserves of the oil and gas properties pledged as collateral. Pursuant with these reviews, the borrowing base was $600 million and $250 million as of December 31, 2022 and 2021, respectively.

Amounts drawn under the Credit Agreement bear interest at variable rates, at the Company’s option, based either on either (i) the Secured Overnight Financing Rate (SOFR) plus 0.10% plus an applicable margin (Term Benchmark) or (ii) the base rate, with the base rate, equal to the highest of (a) JPMorgan Change Bank prime rate, (b) the Federal Funds Rate plus 0.5%, or (c) LIBOR plus 1%, plus an applicable margin (ABR loans).

As amended, fees on letters of credit issued under the Credit Agreement are at a rate equal to the applicable margin plus issuance fees of 0.125%. The Company must also pay a quarterly commitment fee on the unused portion of the borrowing base of 0.5%. The applicable margin is based on the ratio of outstanding cash borrowing plus issued letters of credit divided by the borrowing base (the Borrowing Base Utilization Percentage) as follows:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	< 25%	> 25% but < 50%	> 50% but < 75%	> 75% but < 90%	> 90%
Term Benchmark Loans and RFR Loans	2.750%	3.000%	3.250%	3.500%	3.750%
ABR Loans	1.750%	2.000%	2.250%	2.500%	2.750%

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

As amended, the Credit Agreement contains customary covenants, which include the requirement to maintain certain financial covenants consisting of a maximum permitted debt to net income before interest, taxes, depreciation, depletion, amortization, exploration, and debt issuance costs ratio of 3.25:1 and a consolidated current assets plus unused capacity under the Credit Agreement to consolidated current liabilities ratio not to exceed 1:1. At December 31, 2022, the Company was in compliance with all loan covenants.

At December 31, 2022 and 2021, the Company had $299 million and $62.5 million of borrowings, respectively, and no letters of credit outstanding under the Credit Agreement and, as a result, $301 million and $187.5 million, respectively, was available for use under the credit facility. The weighted average interest rate on borrowings at December 31, 2022 and 2021 was 7.7% and 3.2%, respectively.

(7)	Joint Development Agreement (“JDA”)

On October 26, 2021, the Company executed a definitive agreement with Northern Oil and Gas, Inc. (the “Partner”) to jointly develop up to 16 Hibernia operated wells in Upton and Reagan Counties, Texas. The development program targets the Wolfcamp and Spraberry formations and Hibernia serves as operator of all the wells. Under the agreement, the Partner will carry Hibernia for a portion of the capital costs to drill, complete and equip the program wells. The agreement covers well bore interest only and as such the Partner will not have the right to participate in future development on the assets as the program is completed.

(8)	Farmout and Development Agreement (“FDA”)

On May 20, 2019, the Company executed a definitive agreement with DCR III, L.P. (the “Investor”) to jointly develop up to 30 Hibernia operated wells in Upton and Reagan Counties, Texas (the “Development Agreement”) for up to $150 million, whereby $89.7 million in development capital was utilized through December 31, 2020. At the time of the executed agreement, one well was already in progress of being drilled. The Company contributed the well to the agreement at cost in the amount of $12.54 million. The Investor made a cash payment related to their working interest portion of the contributed well. On November 7, 2019, the Company entered into an amendment to the farmout and development agreement. Under this amendment, the total capital commitment was increased to $200 million. The amount advanced by the investor for drilling activities was $23.9 million, which was recorded as a liability on the balance sheet as of December 31, 2019. On March 20, 2020, the Company entered into a Second Amendment as a result of the commodity market volatility that occurred at the onset of the Coronavirus pandemic. This amendment addressed the suspension and drilling and completion operations until market conditions recovered and also set the gross well count of the development program at 25. The drilling program (the “Drilling Program”) targets the Wolfcamp and Spraberry formations and Hibernia serves as operator of all Drilling Program wells.

Under the Development Agreement, the Investor funded 85% of our working interest portion of drilling and completion costs to initially earn 85% of our working interest in each new well (in each case, proportionately reduced by other participating working interests in the well). As a result, we paid 15% of our working interest portion of such costs for 15% of our original working interest in the well. Our consolidated financial statements reflect only our working interest share in the productive wells.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

The FDA covers well bore only costs and as such the Investor does not participate in capital expenditures related to the production facilities used in the operation of the jointly drilled wells. As a result, the Investor is charged $1.50 per barrel for their proportionate share of production running through the facilities. The Company billed $599 thousand and $1,799 thousand in facility usage recovery for the year ended December 31, 2022 and 2021 respectively. The recovery is shown in lease operating expense on the consolidate statements of operations.

On June 27, 2020, the Company entered into a Third Amendment to the FDA. The key adjustments included in this amendment related to resumption of completion operations and how the capital for these operations would be funded. This amendment set forth that the Company will fund 100% of completion capital expenditures for the 10 uncompleted wells and the ownership in these wells were amended based on expected total drilling and completion capital expenditures.

By December 31, 2020, Hibernia had drilled and completed all 25 gross wells under the Development Agreement.

On August 31, 2022, the Investor achieved the target internal rate of return and multiple of invested capital in excess of hurdle rates for its investment for all wells, therefore the Investor’s working interest reverted from Initial Working interest to 0% working interest and the Company’s working interest increased by the amount of the Investors decrease. There are no further obligations related to this FDA.

(9)	Commodity Risk Management

The Company’s revenues are derived from the sale of oil and gas production. Accordingly, the Company is exposed to risks associated with the volatility of oil and gas prices. The Company, with the approval of the board of directors, has established a hedging program to hedge its expected oil and gas revenue against price volatility.

Hedging transactions may take the form of collars, swaps, options or other derivatives indexed to NYMEX or other commodity price indexes. At December 31, 2022, the Company had contracts consisting of swaps and options. Such derivative contracts do not exceed anticipated production volumes, are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is marketed. Derivatives are expected to be closed as related production occurs but may be closed earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated.

As of December 31, 2022, the fair value of commodity derivatives on the consolidated balance sheet totaled $29,499 thousand as a net liability, of which $10,098 thousand was classified as current assets, $253 thousand was classified as noncurrent assets, $26,558 thousand was classified as current liabilities and $13,292 thousand was classified as noncurrent liabilities. As of December 31, 2021, the fair value of commodity derivatives on the consolidated balance sheet totaled $58,588 thousand as a net liability, of which none was classified as current or noncurrent assets and $37,544 thousand was classified as current liabilities and $21,044 thousand was classified as noncurrent liabilities.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

The effect of derivatives on the consolidated statement of operations was as follows for the year-ended December 31, 2022 and 2021:

	2022	2021

	(In thousands)
Cash (paid) received in settlement of commodity derivatives	$(111,712)	$(52,216)
Unrealized gain (loss) on commodity derivatives	29,089	(49,277)
	(82,623)	(101,493)

(10)	Members’ Equity

The Company’s operations are governed by the provisions of the Amended and Restated Limited Liability Company Agreement (LLC Agreement). Pursuant with the terms of the LLC Agreement there are two classes of membership interests, Class A Units and Class B Units. Distributions are first made to the holders of Class A Units pro rata in accordance with their membership interests. Once the holders of Class A Units receive a specified level of cumulative cash distributions, the holders of Class B Units receive a percentage of distributions allocable to the vested amount of Class B Units held. For the year ended December 31, 2022, total cash distributions were paid in the amount of $238,515 thousand.

Class A Units – Contributed Capital

Class A units represent interests held by investors who have contributed cash to the Company. Pursuant with the terms of the LLC Agreement, the Company is authorized to issue as many Class A Units as needed up to the committed amounts, subject to the approval of the Board of Directors.

The holders of Class A Units will (i) share in each item of Company income, gain, loss, deduction and credit, (ii) are entitled to participate in distributions, and (iii) are entitled to other voting and participating rights. For the year ended December 31, 2022 and the year-ended December 31, 2021, holders of Class A Units had reached the full commitment amount.

Class B Units – Incentive Units

Cash B Units represent incentive units issued to certain employees. Forty percent of Class B Units vest ratably over five years or earlier upon a monetization event (change in ownership, liquidation or dissolution). The remaining sixty percent of Class B Units vest upon specified levels of cumulative cash distributions to the holders of Class A Units and vested holders of Class B Units being met. All vested and unvested Class B Units will be forfeited if a unit holder’s employment is terminated for cause or the unit holder resigns prior to completion of their service arrangement. If the unit holder’s employment is terminated by the Company without cause or the unit holder resigns upon completion of the service requirement, the Company has the right, but not the obligation, to repurchase all of the vested Class B Units.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

The Class B Units award the member a right to receive profits interest while employed and the right to receive residual equity interest upon a monetization event. The right to receive profits interests while employed is accounted for under ASC Topic 710, Compensation – general, whereas the right to receive residual equity upon a monetization event is accounted for as a liability award under ASC Topic 718, Compensation – stock compensation. During the years ended December 31, 2022 and 2021, no payments were made in respect of the Class B Units and no incentive compensation was recognized because the payment conditions leading to expected future benefits, which relate to a monetization event, as well as distributions, are not probable of occurring. As of December 31, 2022 and 2021, there were 940 and 940 Class B Units granted and outstanding, respectively.

Advances on Units

On September 23, 2022, the Company entered into Promissory Notes with several members of the organization for purposes of accelerating the noteholders expected future receipt of funds distributed by the Company. The Notes will advance funds to the Noteholders during the first $400 million dollars of distribution by the Company in a principal amount equal to 5% of the first one hundred million dollars ($100,000,000) of gross distributions and 3.33% of the next three hundred million dollars ($300,000,000) of gross distributions. The Notes shall become due and payable at the earliest of the maturity date of September 23, 2029, the sale/merger/IPO of the Company, or the day a Noteholder is no longer employed by the Company. The Notes shall bear interest at a per annum rate equal to the annual long-term Applicable Federal Rate.

As of December 31, 2022, the Company had issued $9,995 thousand in promissory notes to members of the organization, through distributions in September and December 2022. Based on the valuation of the underlying equity that secured these notes at the time of issuance, the Company recorded $9,883 thousand related to these notes to equity, with the remaining $112 thousand being recorded as compensation costs.

(11)	Commitments and Contingencies

(a)	Litigation

The Company is subject to certain claims and litigation arising in the normal course of business. In the opinion of management, the outcome of such matters will not have a materially adverse effect on the results of operations or financial position of the Company.

(b)	Environmental

There were no known environmental or other regulatory matters related to the Company’s operations that were reasonably expected to result in a material liability to the Company. Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

(c)	Leases

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets and finance lease right-of-use assets (collectively “ROU assets”) represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities and finance lease liabilities (collectively, “lease liabilities”) represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases having initial terms of 12 months or less from ROU assets and lease liabilities.

The Company has leases for its office spaces and certain equipment. Most operating leases contain renewal options that provide for rent increases based on prevailing market conditions. The Company has lease extension terms for our office spaces that have either been extended or are likely to be extended. The terms used to calculate the ROU assets and lease liabilities for these properties include the renewal options that the Company is reasonably certain to exercise.

The discount rate used to determine the commencement date present value of lease payments is the risk- free rate. ROU assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions or covenants.

Total operating lease costs were approximately $2,848 thousand for the year ended December 31, 2022. Short-term lease costs, for leases with terms of less than 12 months, during 2022 were approximately $10 thousand. Maturities of lease liabilities as of December 31, 2022 are as follows (in thousands):

Operating Leases
2023	$3,448
2024	1,490
2025	586
Thereafter	-
Total lease payments	5,524
Less present value discount	(162)
Lease liabilities	$5,362

HIBERNIA ENERGY III, LLC

Notes to Consolidated Financial Statements December 31, 2022 and 2021

Weighted average lease term and discount rate as of December 31, 2022 are as follows:

2022
Weighted average remaining lease term (years)
Operating leases	1.84
Weighted average discount rate
Operating leases	2.92%

Cash paid during December 31, 2022 for operating and finance leases are as follows (in thousands):

2022
Operating cash flows	$2,922

ROU assets obtained in exchange for lease liabilities during December 31, 2022 are as follows (in thousands):

2022
Operating leases	$8,262

(12)	Subsequent Events

The Company has evaluated subsequent events through April 11, 2023 which is the date the financial statements were available for issuance.

(13) Supplemental Oil and Gas Information (Unaudited)

Net Proved Oil, NGL and Natural Gas Reserves

The reserve estimates presented below were made in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure.

Proved reserves are the estimated quantities of oil, gas, and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of- the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. All of the Company estimated proved reserves are located in the United States.

The tables below present a summary of changes in the Company’s estimated proved reserves for each of the years ended December 31, 2022 and 2021. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

	For the Year Ended December 31, 2022
	Oil	Gas	NGL	Total
Total proved reserves	MBbl	MMcf	BBbl	MBOE
Beginning of year	60,371.6	213,891.0	46,426.4	142,446.5
Revisions of previous estimates	(10,530.0)	10,828.6	(2,973.7)	(11,698.9)
Extensions	25,601.2	99,309.4	20,152.1	62,304.9
Divestiture of Reserves	(500.5)	(5,835.0)	(1,058.9)	(2,531.9)
Acquisition of Reserves	4,131.3	34,900.1	6,925.9	16,873.8
Production	(5,192.2)	(10,699.8)	(2,245.3)	(9,220.8)
End of year	73,881.4	342,394.3	67,226.5	198,173.6

Proved developed reserves:
Beginning of year	20,385.3	88,702.1	18,731.7	53,900.6
End of year	33,651.4	172,306.7	33,472.9	95,842.0
Proved undeveloped reserves:
Beginning of year	39,986.3	125,188.9	27,694.8	88,545.9
End of year	40,230.1	170,087.6	33,753.6	102,331.6

For the year ended December 31, 2022, extensions resulted primarily from 44 gross (33.9 net) new wells drilled for 30,419.6 MBoe and 49 gross (37.9 net) new proved undeveloped locations for 31,885.3 MBoe.

	For the Year Ended December 31, 2021
	Oil	Gas	NGL	Total
Total proved reserves	MBbl	MMcf	BBbl	MBOE
Beginning of year	44,490.1	115,043.1	27,425.3	91,089.3
Revisions of previous estimates	(4,989.4)	27,233.7	3,207.8	2,757.3
Extensions	18,464.4	56,365.5	12,373.2	40,231.8
Divestiture of Reserves	(611.5)	(1,220.4)	(288.4)	(1,103.3)
Acquisition of Reserves	6,280.5	24,340.9	5,373.6	15,711.0
Production	(3,262.5)	(7,871.9)	(1,665.1)	(6,239.6)
End of year	60,371.6	213,891.0	46,426.4	142,446.5

For the year ended December 31, 2021, extensions resulted primarily from 25 gross (21.4 net) new wells drilled for 23,506.4 MBoe and 21 gross (15.4 net) new proved undeveloped locations for 16,725.5 MBoe.

Standardized Measure of Discounted Future Net Cash Flows

The Company computes a standardized measure of discounted future net cash flows and changes therein relating to estimated proved reserves in accordance with authoritative accounting guidance. Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the estimated proved reserves in place at the end of the period using year end costs and assuming continuation of existing economic conditions, plus Company overhead incurred by the central administrative office attributable to operating activities and estimated abandonment costs.

The assumptions used to compute the standardized measure of discounted future net cash flows are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure of discounted future net cash flows computations since these reserve quantity estimates are the basis for the valuation process. The following prices as adjusted for transportation, quality, and basis differentials were used in the calculation of the standardized measure of discounted future net cash flows:

	For the Year Ended December 31,
	2022	2021
Oil (per Bbl)	$94.49	$64.50
Gas (per Mcf)	$4.98	$3.04
NGLs (per Bbl)	$48.67	$24.14

The following summary sets forth the Company’s future net cash flows relating to proved oil, gas, and NGL reserves based on the standardized measure of discounted future net cash flows:

	As of December 31,
	2022	2021

	(in thousands)
Future cash inflows	$10,729,509	$5,592,956
Future production costs	(1,962,712)	(995,564)
Future development costs	(974,037)	(618,484)
Future income tax expense	(56,330)	(29,363)
Future net cash flows	$7,736,429	$3,949,545
10% percent annual discount	(3,759,906)	(2,137,270)
Standardized measure of discounted future net cash flow (1)	$3,976,523	$1,812,275

(1) The company is LLC and not subject to federal income taxes

The principal sources of changes in the standardized measure of discounted future net cash flows were:

	As of December 31,
	2022	2021

	(in thousands)
Standardized measure of discounted future net cash flows, beginning of year	$1,812,275	$395,156
Net change in prices and production costs	883,321	802,508
Net change in future development costs	(67,863)	7,002
Sales of oil, gas, and NGL's produced, net of production costs	(525,438)	(245,294)
Extensions	1,358,437	645,369
Purchase of reserves in place	267,980	159,259
Divestiture of reserves	(21,561)	(1,383)
Revisions of previous quantity estimates	(113,124)	44,806
Previously estimated development costs incurred	130,529	11,755
Net change in taxes	(15,257)	(9,447)
Accretion of discount	182,659	40,003
Changes in timing and other	84,565	(37,459)
Standardized measure of discounted future net cash flows, end of year	$3,976,523	$1,812,275